NEO Severance Policy
June 19, 2015

Introduction

This FHLBank Policy, governed by the board, establishes the process for providing severance benefits to Named Executive Officers (NEOs) of FHLBank (as defined in the SEC’s Regulation S-K (17 CFR 229.402(a)(3)).

Purpose

The purpose of this policy is to define the severance process to ensure effective and consistent support for NEOs leaving FHLBank.

Scope

This policy provides the process and framework for providing severance benefits.

General Guidelines

1.Eligibility.

An NEO is eligible for Severance Pay if FHLBank involuntarily terminates the NEO’s employment with or without cause, other than as provided below. The availability or election of early retirement will not be considered in determining whether an NEO is eligible to receive Severance Pay, as defined below.

An NEO is not eligible for Severance Pay if:
a. The NEO voluntarily terminates employment (including termination as a result of disability or other failure to return from leave or death); or
b. The NEO’s employment is terminated by FHLBank for actions or inactions of the officer which FHLBank reasonably concludes constitutes misconduct (misconduct being defined as an NEO willfully (1) failing to perform the duties of his or her position or (2) acting against the best interest of FHLBank (in the reasonable opinion of FHLBank), including, but not limited to, violation of FHLBank policies, insubordination, dishonesty, breach of trust, disclosure of confidential or proprietary information, violation of law or commission of an act of moral turpitude, failure to perform the function of his or her job or to demonstrate adequate efforts to successfully complete a performance plan, job abandonment, or excessive tardiness or absenteeism; provided that it shall not be considered misconduct if the NEO acted in good faith and in a manner such officer reasonably believed to be in, or not opposed to, the best interests of FHLBank).

2.    Amount of Severance Pay.

Provided the other requirements of this Policy are met, and if the NEO timely provides FHLBank an enforceable release waiving claims against FHLBank, on a form provided by FHLBank (a Separation Agreement), the NEO shall be eligible to receive Severance Pay equal to the following amount of the NEO’s final base salary as indicated for the NEO’s title (titles not specifically listed shall be paid the amount as the next lower (per FHLBank guidelines) ranking title specifically listed):

President & Chief Executive Officer	12 Months
COO & Senior Executive Vice President	9 Months
CRO & Executive Vice President	9 Months
CFO & Senior Vice President	6 Months
GC & Senior Vice President	6 Months

Severance Pay includes the following:
A.Salary Continuation:
For a period of months defined above, the NEO will continue to receive their regular salary, equal to the base salary received as of the separation date. These payments will be made in accordance with FHLBank’s current payroll cycle and subject to all appropriate withholding and taxation. These payments will be subject to the

NEO’s continued adherence to the terms and provisions of the Separation Agreement and may be subject to reduction due to any payments the NEO may owe to FHLBank.

B.Incentive:
Any incentives to be paid to NEOs shall be paid in accordance with the Executive Incentive Compensation Plan.

C.Benefit Continuation:
For a period of months defined above, the NEO may elect to participate in FHLBank’s eligible benefit plans and pay solely the premium as though an active employee (note that this premium is subject to possible increase in FHLBank’s sole discretion). These payments will be deducted from the NEO’s severance benefit payments. FHLBank will pay the remainder of the COBRA coverage costs. An NEO will not receive any additional service credit pursuant to the defined benefit plan or the Benefit Equalization Plan as a result of salary or benefit continuation.

3.     Policy Administration.

The Human Resources department is responsible for administering this Policy and decisions regarding eligibility and Severance Pay shall be in the sole discretion of the Director of HR. This Policy does not give any NEO, or any person whosoever, the right to be retained in the service of FHLBank, and all employees shall remain subject to discharge to the same extent as if this policy had never been adopted. This Policy may be changed or ended at any time, with or without prior notice and for any reason at FHLBank’s sole and absolute discretion.

Exceptions/Violations

Exceptions may be provided by the board.

Policy Review

This policy shall be reviewed annually and revised as needed by the Director of HR. Following such review, the policy shall be submitted for review and approval by the Policy Oversight Group. In the event of any revisions to this policy, such revisions shall be submitted for review and approval by the Compensation committee and the board.